Exhibit 10.1

Amendment to 2021 Performance Share Unit Award Agreement

Reference is made to the Performance Share Unit Award Agreement (the “Agreement”) dated [ELT: February 8][CEO: March 15], 2021, between MRC Global Inc., a Delaware corporation (the “Company”) and _____ (the “Participant”).

Section 4.1 of the Agreement is hereby amended to add the following language at the end of Section 4.1:

“The Compensation Committee of the Board of Directors (the “Board”) of the Company, or the Board, shall adjust Net Income to remove the positive or negative impacts of the Company’s last-in, first-out (LIFO) inventory costing methodology on Net Income.”

The Company and the Participant agree to this amendment to the Agreement to be effective as of November 8, 2021.

MRC Global Inc.	Participant

By:	By:
Name:	Name:
Title: